Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Endeavour International Corporation:
We hereby consent to the incorporation by reference to the Registration Statement on Form S-3 filed on December 19, 2005 (No. 333-xxxxx) of our report dated March 16, 2004 (Except for Note 2, as to which the date is June 15, 2004) relating to the 2002 and 2003 financial statements of Endeavour International Corporation which appears on page 33 of the 2004 Form 10-K Annual Report and to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ L J Soldinger Associates, LLC
Deer Park, Illinois, USA
December 19, 2005